                                                                    EXHIBIT 10.8


             REPRESENTATION, WARRANTY AND INDEMNIFICATION AGREEMENT

         This Representation, Warranty and Indemnification Agreement made as of ______, 2004 (the or this "Agreement"), between GREAT WOLF RESORTS, INC., a Delaware corporation (the "Company"), and _________, an individual resident of the State of ________ ("Indemnitor").

         WHEREAS, in connection with the IPO of the Company, The Great Lakes Companies, Inc. ("GLC"), each of the entities listed on Exhibit A hereto (each a "Property-Owning Entity" and collectively, the "Property-Owning Entities") and each of the entities listed on Exhibit B hereto (each a "Sponsor Entity" and collectively the "Sponsor Entities;" each Sponsor Entity together with GLC and each Property-Owning Entity being referred to in this Agreement as a "Formation Entity" and collectively as the "Formation Entities"), will merge with a newly-formed wholly owned indirect subsidiary of the Company (collectively, the "Mergers"); and

         WHEREAS, in order to induce the Company to consummate the IPO and to cause such Mergers to occur, Indemnitor has agreed to make the representations and warranties contained in this Agreement and provide for the indemnification by Indemnitor in favor of the Company as provided herein.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                        ARTICLE 1 -- CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings set forth below.

         Act of Bankruptcy: means (a) application for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (b) admitting in writing an inability to pay debts as they become due; (c) making a general assignment for the benefit of creditors; (d) filing a voluntary petition or commencing a voluntary case or proceeding under the federal Bankruptcy Code (as now or hereafter in effect); (e) being adjudicated a bankrupt or insolvent;
(f) filing a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts; (g) failing to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed in an involuntary case or proceeding under the federal Bankruptcy Code (as now or hereafter in effect); or (h) taking any action for the purpose of effecting any of the foregoing.

         Actions: means all actions, complaints, charges, accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, or before any arbitrator or governmental entity.

         Authorizations: means all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Properties or any part thereof.


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         Claims: Means claims or disputes (of whatever nature), or Actions pending or, to the Knowledge of such party, threatened, that directly or indirectly affect any Formation Entity or any of the Properties.

         Closing:  means the closing date of the IPO of the Company.

         Common Stock: means the Company's common stock, par value $0.01 per share.

         Company: has the meaning set forth in the preamble.

         Contract: means any loan agreement, guarantee, note, bond, indenture or other debt instrument or any executory contract, agreement, understanding, commitment, lease or any other instrument or agreement to which any Formation Entity is a party, except for any Contract (other than for borrowed money) pursuant to which any Formation Entity is, or is likely to be, obligated to pay or will, or is likely to, receive less than $75,000 per annum.

         Disclosure Schedule: means the schedule delivered to the Company on the date hereof specifically noting any exception to the representations and warranties of Indemnitor and the particular representation or warranty of Indemnitor to which any such exception applies.

         D&O Indemnification Agreement: means any agreement other than this Agreement entered into or to be entered into between Indemnitor and the Company.

         Environmental Laws: includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., as any of the preceding have been amended prior to the Effective Date, and any other federal, state, or local law, ordinance, regulation, rule, order, decision, common law principle or permit regulating Hazardous Substances or otherwise relating to the protection of human health or natural resources from environmental effects of Hazardous Substances and which are applicable to any Formation Entity or the Property.

         Financial Statements: means those financial statements of the Formation Entities set forth on Schedule 2.14 hereto.

         Formation Entity: has the meaning set forth in the preamble.

         GAAP: means accounting principles generally accepted in the United States of America.

         GLC:  has the meaning set forth in the preamble.

         GLC Common Stock:  means the common stock, no par value, of GLC.

         Governing Instruments: means the Company's Certificate of Incorporation or Bylaws, each as amended from time to time.


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         Hazardous Substances: means substances defined as a "hazardous waste,"
"hazardous substance," or "toxic substance" in any Environmental Laws and other substances, pollutants and wastes identified as harmful to human health, natural resources or the environment or otherwise regulated by any Environmental Law, including, without limitation, oil, petroleum, or any petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, pesticides, explosives, radioactive materials, dioxins, urea formaldehyde insulation, or any constituent of any such substance, pollutant, or waste.

         Indemnified Party: means the Company and its affiliates and its directors, officers, employees, agents, representatives and affiliates, other than Indemnitor or any other Person who has entered into an agreement with the Company substantially similar to this Agreement, as of the date hereof.

         Indemnitor: has the meaning set forth in the preamble.

         Intellectual Property Rights: has the meaning set forth in Section 2.18 hereof.

         IPO:  an initial public offering of shares of Common Stock.

         Knowledge: means, with respect to any representation or warranty in this Agreement, the actual knowledge of Indemnitor after reasonable inquiry, provided, however, that solely for purposes of the representations contained in
Section 2.10 hereof, "Knowledge" shall mean the actual knowledge of Indemnitor after commercially reasonable investigation and inquiry.

         Liens: means, with respect to any real and personal property, all mortgages, pledges, liens, options, charges, security interests, mortgage deeds, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.

         LLC Interests: means all outstanding interests in each of the Property-Owning Entities and the Sponsor Entities.

         Losses: means all Claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement and reasonable attorneys' fees.

         Material Adverse Effect: means a material adverse effect on or change in the business, operations, assets, Properties, liabilities (including, without limitation, contingent liabilities) or financial condition of the Formation Entities, taken as a whole, or the Company.

         Merger Agreements: means, collectively, the Agreements and Plans of Merger to be executed by each of the Formation Entities in contemplation of the Transaction, pursuant to the terms of which the Mergers will take place.

         Mergers: has the meaning set forth in the preamble.

         Other Indemnitors:  has the meaning set forth in Section 3.5(c) hereof.



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         Permitted Liens:  means:

         (a) Liens, or deposits made to secure the release of such Liens, securing taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued;

         (b) zoning laws, building codes, variances and ordinances applicable to the Properties which are not violated by the existing structures or present or intended uses thereof;

         (c) Liens imposed by laws, such as carriers', warehousemen's and mechanics' liens, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued;

         (d) non-exclusive easements for public utilities that do not have a Material Adverse Effect upon, or interfere with the present or intended use of, the Properties; and

         (e) any exceptions contained in policies providing for insurance of the fee simple and/or leasehold title to the real property and improvements which comprise the Properties, none of which, individually or in the aggregate,
(i) interfere in any significant respect with the present or intended uses, or occupancy, of the Properties, (ii) have more than an insignificant effect on the values or the present or intended uses thereof or (iii) would materially impair the ability of the Properties to be sold for the present or intended uses thereof or for fair value.

         Person: Means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

         Private Placement: means the private placements of Common Stock at the Closing.

         Property or Properties: means the real property, together with all improvements thereto, set forth on Schedule 2.10.

         Property-Owning Entity: has the meaning set forth in the preamble.

         Prospectus: means the final prospectus of the Company, which will constitute a part of the Company's effective Registration Statement on Form S-1 relating to the Company's IPO.

         Sponsor Entity: has the meaning set forth in the preamble.

         Tax: means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.



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         Tax Return: means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Transaction: has the definition set forth in that certain Confidential Solicitation of Consents and Private Placement Memorandum for Combination of Certain Businesses of the Great Lakes Companies, Inc. and Offering of Common Stock of Great Wolf Resorts, Inc. dated July 26, 2004.

                  ARTICLE 2 -- REPRESENTATIONS AND WARRANTIES

                                 OF INDEMNITOR

         Except as set forth in the Disclosure Schedule, Indemnitor represents and warrants to the Company as set forth below in this Article 2.

         2.1      CAPITALIZATION AND INTERESTS.

         (a) The Indemnitor has the legal capacity to enter into the Agreement, each agreement contemplated thereby and to carry out the transactions contemplated by the Transaction.

         (b) The authorized and outstanding capital stock of GLC is as set forth on part (a) of Schedule 2.1. All outstanding shares of GLC's Common Stock have been duly issued and are fully paid and nonassessable. None of the issued and outstanding shares of GLC Common Stock have been issued in violation of any preemptive right of any current or former shareholder of GLC. GLC has reserved no shares of GLC Common Stock for issuance in connection with any options and there are no other shares of capital stock or other equity securities of GLC outstanding and no outstanding options, warrants, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of GLC, or contracts, commitments, understandings, or arrangements by which GLC may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         (c) All of the outstanding interests of each of the Property-Owning Entities and each of the Sponsor Entities is as set forth on part (b) of Schedule 2.1. To Indemnitor's Knowledge, all LLC Interests have been duly issued and are fully paid. Except as set forth on part (b) of Schedule 2.1, no Property-Owning Entity or Sponsor Entity has reserved any interests for issuance in connection with any options and there are no other interests outstanding and no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, interests of the Property-Owning Entities or the Sponsor Entities, or contracts, commitments, understandings or arrangements by which a Property-Owning Entity or a Sponsor Entity was or may become bound to issue additional interests or options, warrants or rights to purchase or acquire additional interests.


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         2.2      COMPLIANCE WITH EXISTING LAWS. To Indemnitor's Knowledge, each
Formation Entity, as appropriate, possesses all Authorizations, except where the failure to possess such Authorizations does not or would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.
Each Authorization is valid and in full force and effect, there are no proceedings to modify, suspend or revoke any of the Authorizations and no provision, condition or limitation of any of the Authorizations has been breached or violated, except where such breach or violation does not have or would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect. The current use and occupancy of the Properties as family entertainment resorts are permitted as a principal use under all laws applicable thereto without the necessity of resort to any grandfathered permitted nonconforming use status, or any special use permit, special exception or other special permit, permission or consent, except where such use does not have or would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect. Indemnitor has no Knowledge that any Formation Entity has received notice within the past three years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation with respect to the ownership, operation, use, maintenance or condition of the Properties or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof, except any violation that does not have or would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

         2.3 CONSENTS AND APPROVALS. Except as shall have been satisfied prior to the Closing and in any case as set forth on the Disclosure Schedule, to Indemnitor's Knowledge, no consent, waiver, approval or authorization of any third party or agency is required to be obtained by any Formation Entity in connection with the execution, delivery and performance of (i) the Merger Agreements and the transactions contemplated thereby and (ii) the Transaction, except to the extent that the failure to obtain any such consent, waiver, approval or authorization does not have or would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

         2.4 NO VIOLATION. Except as shall have been satisfied prior to the Closing and in any case as set forth on the Disclosure Schedule, to Indemnitor's Knowledge, none of the execution, delivery or performance of the Merger Agreements, any agreement contemplated thereby, the transactions contemplated thereby or the Transaction does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right adverse to the Company of (i) the organizational documents, including the articles of organization or certificate of formation (as applicable) and operating agreement, if any, of any Formation Entity, (ii) any agreement, document or instrument to which any Formation Entity is bound or (iii) any term or provision of any judgment, order, writ, injunction, or decree, which has or may be reasonably expected to have individually or in the aggregate a Material Adverse Effect.



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         2.5      TAXES. Each Formation Entity has filed all Tax Returns that it was required to file prior to the date hereof. To Indemnitor's Knowledge, all such Tax Returns were correct and complete in all material respects. No
Formation Entity, none of their subsidiaries, and none of their predecessors has ever filed (or been included in) a consolidated federal income Tax Return. All Taxes owed by any of the Formation Entities (whether or not shown on any Tax Return) have been paid. None of the Formation Entities is the beneficiary of any extension of time within which to file a Tax Return. No audit or other examination of any Tax Return of, or any administrative or judicial proceeding relating to the Taxes of, any Formation Entity is in progress, nor has any Formation Entity been notified of any request for such audit or other examination. None of the Formation Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There is no material dispute or claim concerning any Tax liability of any Formation Entity either (A) claimed or raised in writing or (B) as to which the Indemnitor has Knowledge. No Formation Entity is liable for any taxes attributable to any other Person, whether by reason of being a member of an affiliated group, being a party to a tax sharing agreement, or as a transferee or successor, or otherwise. GLC has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and, subject to the termination of its S corporation status as a result of the Transaction, GLC will be an S corporation up to and including the Closing. Neither GLC nor any of its subsidiaries holds any asset the disposition of which could be subject to tax under Section 1374 of the Code.

         2.6 NO BROKERS. Except as disclosed on Schedule 2.6, no Formation Entity has employed or made any agreement with any real estate agent, broker, finder or similar agent or any person or firm which will result in the obligation of the Company or any of its affiliates to pay any finder's fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Merger Agreements.

         2.7 BANKRUPTCY. No Act of Bankruptcy has occurred with respect to any Formation Entity.

         2.8 LITIGATION. Except as disclosed on the Disclosure Schedule, there is no litigation or proceeding, either judicial or administrative, pending or, to Indemnitor's Knowledge, threatened, affecting any of the Formation Entities or their underlying assets or properties or the ability of any Formation Entity to execute, deliver and consummate its respective Merger Agreement, the Transaction or the transactions contemplated thereby, except where such litigation or proceeding would not be reasonably expected to have individually or in the aggregate a Material Adverse Effect. Indemnitor has no Knowledge of any outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting all or any portion of the Formation Entities, which in any such case would impair the ability of any Formation Entity to enter into and perform its obligations under its respective Merger Agreement or complete the Transaction.

         2.9 INSURANCE. Each Formation Entity has been and is insured with respect to its Properties and the conduct of its business in such amounts and against such risks as are commercially reasonable in relation to its business operations. All of the Formation Entities' insurance policies are valid and in full force and effect. No Formation Entity is in default under


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any insurance policy, nor has any such Formation Entity failed to give any notice or present any claim thereunder in timely fashion.

         2.10 GOOD TITLE. To Indemnitor's Knowledge and except as disclosed on the Disclosure Schedule, (i) each Property Owning Entity is the sole owner of the respective Property as reflected on Schedule 2.10, (ii) each Property Owning Entity has good, marketable and insurable title to their respective Property, provided, however, for purposes of this Section 2.10, the representation relating to "good, marketable and insurable title" shall not be breached in the event of a defect in title to a Property that would not, individually or in the aggregate have a Material Adverse Effect on any such Property; (iii) each Property is free and clear of all Liens, except for Permitted Liens, (iv) no Formation Entity has granted any other person or entity an option to purchase or a right of first refusal to purchase any Property, and (v) there are no agreements or understandings between any Formation Entity and any other person or entity with respect to the disposition of any of the Properties, other than customary restrictions on transfer contained in mortgages, leases and Permitted Liens, which restrictions would not reasonably be expected to have a Material Adverse Effect on any individual Property or the Properties taken as a whole. On or before the Closing, title insurance relating to each Property, in amounts and levels of coverage reasonably acceptable to the Company and Citigroup Global Markets Inc., shall have been obtained. No condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, is pending or, to Indemnitor's Knowledge, proposed or threatened, against any of the Formation Entities or the Properties which would reasonably be expected to have a Material Adverse Effect on any individual Property, or the Properties taken as a whole.

         2.11 EMPLOYEE MATTERS. None of the Formation Entities, other than GLC, has any employees to whom it pays compensation. There are no labor disputes pending or, to Indemnitor's Knowledge, threatened against GLC or the Properties. To Indemnitor's Knowledge, GLC is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and is not engaged in any unfair labor or unlawful employment practice. GLC is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property and no such agreement exists with respect to the employees at the Properties. Other than as set forth on Schedule 2.11, GLC is not a party to any employment contracts or agreements, written or, to Indemnitor's Knowledge, oral, with any person. Other than as set forth on
Schedule 2.11, the Company will not be obligated to give or pay any amount to any employee of GLC solely as a result of the Transaction.

         2.12 ENVIRONMENTAL. Except as may be identified on Schedule 2.12 or as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, to Indemnitor's Knowledge, no liability under or violation of any Environmental Laws exists with respect to any of the Properties or any Formation Entity, no Formation Entity has received any written notice from any governmental agency or instrumentality having jurisdiction thereof of any violation of, or liability under, any Environmental Laws which remains uncured as of the date hereof, and there are not presently and have never been any storage tanks, waste disposal areas, landfills or wastewater ponds on or under the Properties. To Indemnitor's Knowledge, and except as may be identified on Schedule 2.12 and except for matters or events that would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on the


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operation of any of the Properties, (i) there are no Hazardous Substances on, in, under or about the Properties, in violation of, or under circumstances requiring action under, any Environmental Laws with respect to any such Property, (ii) the Formation Entities and their agents and employees have not used, generated, stored, transported, manufactured or treated any Hazardous Substances on, in, under, from or about any such Property except in accordance with all Environmental Laws applicable to any such Property and (iii) the Formation Entities and their agents and employees have not released or disposed of any Hazardous Substances on, in, under, from or about any Property or elsewhere.

         2.13 CONDITION OF PROPERTIES. To Indemnitor's Knowledge, there is no defect in the condition of any Property or any portion thereof, nor any defect in the improvements constituting a part of any Property, the structural elements thereof, or the mechanical systems therein, nor any damage from casualty or other case, nor any soil condition of any Property that will not support all of the improvements existing or contemplated as of the date of this Agreement thereon without the need for unusual or new subsurface excavations, fill, or other installations, except for any such defect, damage, or condition that would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on any Property or that has been corrected or will be corrected as identified on Schedule 2.13 in the ordinary course of the business of the Formation Entities prior to the consummation of the Transaction.

         2.14 FINANCIAL STATEMENTS; ACCOUNTING SYSTEMS. The Formation Entities have delivered to the Company the Financial Statements. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Formation Entities, as applicable, which books and records are maintained in accordance with GAAP consistently applied throughout the periods indicated. Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents the financial position of the applicable Formation Entity or Formation Entities as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents the results and operations and changes in cash flows, as the case may be, of the Formation Entity or Formation Entities as applicable for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved. The Formation Entities make and keep books, records and accounts, which accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Formation Entities, except where the failure to do so would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.


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         2.15     NO UNDISCLOSED LIABILITIES. Except as disclosed on Schedule
2.15, none of the Formation Entities has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are not adequately reflected or provided for in the Financial Statements or disclosed in the Prospectus, except liabilities and obligations that have been incurred since the date of such balance sheets in the ordinary course of business, consistent with the past practice of the Formation Entities, and are not (singly or in the aggregate) material to the Formation Entities taken as a whole.

         2.16 ABSENCE OF CERTAIN CHANGES. Since June 30, 2004 and except as set forth on Schedule 2.16, there has not been any damage, destruction, loss or casualty to property or assets of any Formation Entity with a value in excess of $1,000,000, whether or not covered by insurance.

         2.17 CONTRACTS AND COMMITMENTS. Schedule 2.17 is a true and correct list of all Contracts, and the Formation Entities have made available to the Company true and complete copies of such Contracts, including all amendments thereto. All such Contracts are valid, binding and in full force and effect, except as limited by bankruptcy and equitable principles.

         2.18 INTELLECTUAL PROPERTY RIGHTS. To Indemnitor's Knowledge, the Formation Entities possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, "Intellectual Property Rights") reasonably necessary to conduct their businesses as now conducted, except where the failure to so possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Formation Entities have not received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 2.18, the Formation Entities are not parties to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be set forth in the Prospectus and are not described in all material respects.

                          ARTICLE 3 -- INDEMNIFICATION

       3.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; REMEDY FOR BREACH.

         (a) Subject to Section 3.6 of this Agreement, all representations and warranties contained in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto shall survive the Closing.

         (b) Notwithstanding anything to the contrary in this Agreement, Indemnitor shall not be liable under this Agreement for monetary damages (or otherwise) for breach of any of his or her representations and warranties contained in this Agreement, or in the Disclosure Schedule or any certificate or affidavit delivered by him or her pursuant thereto, other than pursuant to the provisions of this Article 3.

         3.2      GENERAL INDEMNIFICATION.



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         (a)      Indemnitor shall indemnify and hold harmless each Indemnified
Party, from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Party in connection with, arising from or as a result of (i) any breach of a representation, warranty or covenant of Indemnitor contained in this Agreement or in the Disclosure Schedule or any certificate delivered by Indemnitor pursuant to this Agreement or (ii) any liabilities or obligations relating to claims asserted under applicable federal or state securities laws arising out of the offer or sale of condominiums on or before the Closing by BHR Sheboygan LLC, GLC or any affiliated entity of GLC.

         (b) Notwithstanding anything contained in this Agreement or a D&O Indemnification Agreement to the contrary, Indemnitor shall not be entitled to any right of indemnification by the Company or any affiliate of the Company under the Company's Governing Instruments, or any D&O Indemnification Agreement, in the event that the subject matter of any claim relates to, or arises from, a breach of the representations, warranties or covenants contained in this Agreement.

         3.3 SATISFACTION OF INDEMNIFICATION OBLIGATION Indemnitor may satisfy an indemnification obligation hereunder through the delivery of shares of Common Stock (valued, for purposes of the indemnification, at the average of the closing prices of the Common Stock, as reported on the Nasdaq National Market (or other stock exchange or automated dealer quotation system on which the Common Stock is then primarily traded or listed) for the twenty (20) business days prior to the date shares are tendered as payment) or the payment of cash to the Company, at Indemnitor's sole option, provided, however, that
Section 3.5(b) hereof shall govern the limitations regarding the satisfaction of the aggregate indemnification obligations to be made by Indemnitor under this Agreement.

         3.4 NOTICE AND DEFENSE OF CLAIMS. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or Claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article 3, the Indemnified Party shall give notice thereof to Indemnitor, including liabilities or Claims to be applied against the indemnification baskets established pursuant to Section 3.5 hereof. The Indemnified Party may at its option demand indemnity under this Article 3 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such Claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof and shall give notice of such determination to Indemnitor. The Indemnified Party shall assume the defense of any such claim by counsel selected by Indemnified Party and reasonably satisfactory to Indemnitor, and may settle or otherwise dispose of the same; provided, however, that the Indemnitor may at all times participate in such defense at its own expense, which shall not be reimbursed by Indemnified Party and Indemnitor also shall have the right to approve any proposed settlement of any such Claim, but such approval shall not be unreasonably withheld or delayed.

         3.5      LIMITATIONS ON AND THRESHOLD FOR INDEMNIFICATION UNDER SECTION
3.2.

         (a) Indemnitor shall not be liable under Section 3.2 hereof unless and until the total amount recoverable by the Indemnified Parties under Section
3.2 exceeds $100,000; and provided, further, that once the total amount recoverable by the Indemnified Parties under Section 3.2 hereof exceeds $100,000 in the aggregate, Indemnitor's obligation under Section 3.2 hereof shall be for the full amount of such obligation, including the $100,000. For purposes of calculating the total amount recoverable by the Indemnified Parties pursuant to this Agreement, the parties hereto agree that all Losses, regardless of their size or whether such amounts would (i) individually result in a Material Adverse Effect or (ii) individually result in a Material Adverse Effect under a specific representation, warranty or covenant contained in this Agreement that has a Material Adverse Effect limitation, shall be aggregated without regard to whether such Losses arise out of Claims based on a breach of one or more individual representation, warranty or covenant contained in this Agreement.

         (b) Notwithstanding anything contained in this Agreement to the contrary, if Indemnitor elects to satisfy any obligation under this Agreement by paying cash to the Company, Indemnitor shall not be liable or obligated to make payments under this Article 3 to the extent such payments in the aggregate under this Agreement would exceed thirty-five percent (35%) of an amount equal to the number of shares of Common Stock received by Indemnitor in the Private Placement multiplied by the IPO price of the Common Stock in the IPO as set forth in the Prospectus. If Indemnitor elects to satisfy any obligation under this Agreement through the delivery of shares of Common Stock to the Company, Indemnitor shall not be liable or obligated to deliver shares of Common Stock under this Article 3 to the extent that the aggregate number of shares of Common Stock delivered under this Agreement would exceed thirty-five percent (35%) of the number of shares of Common Stock received by Indemnitor in the Private Placement, provided, however, that, notwithstanding the foregoing clause, under no circumstance will Indemnitor be liable or obligated under this Agreement to deliver an aggregate number of shares of Common Stock possessing a value in excess of thirty-five percent (35%) of an amount equal to the number of shares of Common Stock received by Indemnitor in the Private Placement multiplied by the IPO price of the Common Stock in the IPO as set forth in the Prospectus.

         (c) The parties agree that, in the event of any Claim asserted pursuant to the terms of this Agreement, nothing in this Agreement shall be construed as requiring any Indemnified Party to proceed against the individuals listed on Schedule 3.5 hereof (collectively, the "Other Indemnitors"), or any of them, before such Indemnified Party is able to realize its full recovery allowable pursuant to this Agreement from any one or more of the Indemnitor or the Other Indemnitors.

         3.6      LIMITATION PERIOD.


         (a) Notwithstanding the foregoing, any claim for indemnification under Section 3.2 hereof must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or before the date that is one (1) year after the Closing, provided, however, any claim for indemnification under Section 3.2 hereof relating to a breach of a representation or warranty contained in Section 2.5 hereof must be so asserted on or before 60 days after the applicable statute of limitations period has expired.

         (b)      If so asserted in writing within the time periods described in
Section 3.6(a) hereof, such claims for indemnification shall survive until resolved by mutual agreement between Indemnitor and the Indemnified Party or by judicial determination. Any claim for indemnification not so asserted in writing within the time periods described in Section 3.6(a) hereof shall not thereafter be asserted and shall forever be waived.

         (c) Notwithstanding the limitation periods set forth in Section 3.6(a) hereof, any Claim for indemnification involving, based upon or arising out of any fraud or intentional misrepresentation by Indemnitor shall have no expiration date and shall accrue indefinitely.

         (d) In addition, the following limitations shall apply with respect to any claim for indemnification under Section 3.2 hereof relating to a breach of a representation or warranty contained in Section 2.10 hereof:

                  (i) to the extent such claim is or may reasonably be expected to be covered by title insurance, the Company and applicable Property-Owning Entity shall make commercially reasonable efforts to collect such claim under such title insurance, including the timely assertion of such claim against the applicable title insurance company and the institution of appropriate legal proceedings against such title insurance company and diligent prosecution of such proceedings to final judicial resolution;

                  (ii) the aggregate liability of Indemnitor and the Other Indemnitors with respect to any such claim shall be reduced on a dollar for dollar basis by the proceeds of title insurance collected by the Company for such claim; and

                  (iii) Indemnitor shall have no liability for any such claim unless the Company has provided Indemnitor a written notice stating the nature of such alleged breach of Section 2.10 on or before the date that is one (1) year after the Closing, and has asserted such claim for indemnification against the Indemnitor within 60 days following the final judicial resolution of the claim against the title insurance company.

                           ARTICLE 4 -- MISCELLANEOUS

         4.1 AGREEMENT OF INDEMNITOR. Indemnitor agrees to deliver to the Company a certificate, dated as of the Closing, as to the accuracy of the representations and warranties contained in Article 2 hereof as of the Closing.

         4.2 AMENDMENT. This Agreement may not be amended except by a written instrument signed by both parties hereto.

         4.3 NOTICES. All notices and other communications to be given or made hereunder by any party shall be in writing and shall be delivered by first class mail, nationally recognized courier service guaranteeing overnight delivery or by personal delivery, postage or fees prepaid to all other parties at the following addresses, or to such other address of which each party is given written notice thereof.

            If to the Company:                              If to Indemnitor:
            ------------------                              -----------------

            Great Wolf Resorts, Inc.
            122 West Washington Avenue
            10th Floor
            Madison, Wisconsin 53703
            Attention: General Counsel

         4.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         4.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.

         4.6 ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         4.7 ASSIGNMENT. This Agreement shall not be assigned without the prior written consent of both parties hereto.

         4.8 NO IMPLIED WAIVER. Except as expressly provided in this Agreement, no course of dealing among the parties hereto and no delay by any of them in exercising any right, power, or remedy conferred herein or now or hereafter existing at law or in equity, by statute, or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power, or remedy.

         4.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         4.10 PARTIES IN INTEREST. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives and assigns and the Indemnified Parties names herein. No other person, other than a party hereto or an Indemnified Party, shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed this agreement to be effective as of the ___ day of ________, 2004.


                                      GREAT WOLF RESORTS, INC.



                                      --------------------------------------
                                      By:
                                      Name:



                                      INDEMNITOR




                                      --------------------------------------
                                      Name:

                                    EXHIBIT A

                            PROPERTY-OWNING ENTITIES

            -        Great Bear Lodge of Sandusky, LLC

            -        Great Bear Lodge of Wisconsin Dells, LLC

            -        Great Wolf Lodge of Traverse City, LLC

            -        Great Wolf Lodge of Kansas City, LLC

            -        Blue Harbor Resort Sheboygan, LLC

            -        Great Wolf Lodge of Williamsburg, LLC

            -        Great Wolf Lodge of the Poconos, LLC

            -        The Great Lakes Companies, Inc.

                                    EXHIBIT B

                                SPONSOR ENTITIES


            -        GLGB Manager I, LLC

            -        GLGB Manager II, LLC

            -        GLGB Manager III, LLC

            -        GLGB Manager IV, LLC

            -        BHR Sheboygan, LLC

            -        GLGB Manager V, LLC

            -        GLGB Manager VI, LLC

            -        GLGB Investor I, LLC

                                  SCHEDULE 2.10

                                   PROPERTIES


Great Bear Lodge of Sandusky, LLC             --   Great Wolf Lodge of Sandusky

Great Bear Lodge of Wisconsin Dells, LLC      --   Great Wolf Lodge of Wisconsin Dells

Great Wolf Lodge of Traverse City, LLC        --   Great Wolf Lodge of Traverse City

Great Wolf Lodge of Kansas City, LLC          --   Great Wolf Lodge of Kansas City

Blue Harbor Resort Sheboygan, LLC             --   Blue Harbor Resort of Sheboygan

Great Wolf Lodge of Williamsburg, LLC         --   Great Wolf Lodge of Williamsburg

Great Wolf Lodge of the Poconos, LLC          --   Great Wolf Lodge of the Poconos

The Great Lakes Companies, Inc.               --   None

                                  SCHEDULE 2.11

                              EMPLOYMENT AGREEMENTS

1. Executive Employment Agreement, dated January 2, 2004, between The Great Lakes Companies, Inc. and John Emery.


2. Executive Employment Agreement, effective as of April 19, 2004, by and between The Great Lakes Companies, Inc. and Hernan Martinez.



                                       19